                                 SCHEDULE 13G


                                (RULE 13d-102)


  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                               (Amendment No. 1)




                            Baldwin & Lyons Inc CL A
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   057755100
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 30, 1999
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 5


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
 CUSIP NO. 057755100                                                                   PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     |             I.R.S. No. 31-0738296                                                                 |
|     |                 BANK ONE CORPORATION                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |             ILLINOIS                                                     |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |                            18,750                               |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |                                 0                               |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |                                 0                               |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |                            18,750                               |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     |                                                              18,750                                    |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     |                                                               0.79%                               |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     |                                                                 HC                                |
-----------------------------------------------------------------------------------------------------------

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        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

                              Baldwin & Lyons Inc CL A
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

                         1099 North Meridian Street
                         Indianapolis, IN 46204
                         ATTN: Pat Corydon
             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

                              BANK ONE CORPORATION
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

                            One First National Plaza
                            Chicago, IL 60670
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:
                                 Not Applicable
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:
                                  Common Stock
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:
                                   057755100
             ---------------------------------------------------------------

ITEM 3.      This statement is filed pursuant to Rule 13d-1(c).



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ITEM 4.  OWNERSHIP.

        This beneficial ownership by BANK ONE CORPORATION with respect to common shares of Baldwin & Lyons Inc CL A:
          -------------------------

        (a)     Amount beneficially owned: 18,750.

        (b)     Percent of class: 0.79%.

        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote 18,750.

        (ii)    Shared power to vote or to direct the vote 0.

        (iii)   Sole power to dispose or to direct the disposition of 0.

        (iv) Shared power to dispose or to direct the disposition of 18,750.


        Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                                      N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         First National Bank of Chicago

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                      N/A


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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                                      N/A

ITEM 10.  CERTIFICATIONS.

        (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

        "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

        (b) The following certification shall be included if the statement is filed pursuant Rule 13d-1(c):

        "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             September 8, 1999
                                             ---------------------------------
                                                         (Date)


                                             BANK ONE CORPORATION

                                             /s/ DAVID J. KUNDERT
                                             ---------------------------------
                                                        (Signature)

                                             David J. Kundert
                                             EXECUTIVE VICE PRESIDENT
                                             ---------------------------------
                                                     (Name and Title)

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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